Exhibit 5.1

Linklaters LLP

World Trade Centre Amsterdam

Zuidplein 180

1077 XV Amsterdam

Telephone (31 20) 799 6200

Facsimile (31 20) 799 6300

InterXion Holding N.V.

Tupolevlaan 24

1119 NX Schiphol-Rijk

The Netherlands

27 January 2011

Dear Sirs

InterXion Holding N.V. (the “Company”) – SEC registration of ordinary shares in the capital of the Company (“Ordinary Shares”)

1	We have acted as Dutch legal advisers to the Company in connection with the filing by the Company under the Securities Act of 1933, as amended, (the “Act”) of a registration statement on Form F-1, as amended on the date hereof, (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”). The Registration Statement relates to (i) the issue and offering by the Company of 16,250,000 Ordinary Shares (the “Subscription Shares”) and (ii) the offering by the parties listed in the Registration Statement as selling shareholders (the “Selling Shareholders”), of up to 7,181,539 Ordinary Shares, including Ordinary Shares to be sold pursuant to an overallotment option granted to the underwriters, (the “Selling Shareholder Shares”), pursuant to an underwriting agreement between the Company, the Selling Shareholders and the underwriters listed in the Registration Statement (the “Underwriting Agreement”). In addition, the Registration Statement relates to the issue and offering by the Company of up to 3,754,606 Ordinary Shares (the “Liquidation Preference Shares”) to holders of preferred shares series A in the capital of the Company (“Preferred Shares”) in respect of the liquidation price of the Preferred Shares pursuant to the Company’s articles of association. The Selling Shareholder Shares consist of Ordinary Shares existing on the date of this opinion (the “Existing Shares”), Ordinary Shares that are to be issued for the purposes of the five-to-one reverse stock split described in the Prospectus (as defined below) (the “Split Shares”) and Ordinary Shares that are to be issued in connection with the exercise of stock options granted under the Company’s equity incentive plans described in the Prospectus (the “Option Shares”, and together with the Subscription Shares and the Liquidation Preference Shares, the “New Shares” and the New Shares together with the Selling Shareholder Shares, the “Shares”).

2

This opinion is limited to Dutch law as applied by the Dutch courts and published in print and in effect on the date of this opinion, excluding tax law, the laws of the European Union (insofar as not implemented or incorporated in Dutch law), market abuse and competition and procurement laws.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers. Linklaters LLP is also registered with the Dutch Trade Register of the Chambers of Commerce under number 34367130.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

This opinion is given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in Dutch law after the date of this opinion. It is given on the basis that it and all matters relating to it will be governed by and construed in accordance with Dutch law and that any action relating to it can only be brought before a Dutch court. In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The Dutch concepts concerned may not be identical to the concepts described by the English terms as they may exist or be interpreted under the laws of jurisdictions other than the Netherlands.

3	For the purpose of this opinion we have only examined, and relied upon and assumed the accuracy of the factual statements and compliance with the undertakings included in, the documents listed and referred to and, where appropriate, defined in the Schedule to this letter. Our examination has been limited to the text of the documents. In addition we have obtained the following confirmations given by telephone or otherwise on the date of this opinion:

3.1	Confirmation from the Chamber of Commerce that the Trade Register Extract is up to date in all respects material for this opinion.

3.2	Confirmation from the insolvency office (afdeling insolventie) of the competent court in Amsterdam and the central insolvency register (centraal insolventieregister) that the Company is not registered as having been declared bankrupt (failliet verklaard) or granted suspension of payments (surseance verleend).

4	We have assumed the following:

4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned.

4.3	All documents were at their date, and have through the date hereof remained, accurate, complete and in full force and effect without modification, and have been or will have been executed in the same form as examined by us for the purposes of this opinion. All confirmations referred to in paragraph 3 are true.

4.4	All Resolutions are a true record of proceedings in duly convened, constituted and quorate meetings described therein and (i) have been, and at the time when shares were issued or rights to subscribe for Shares were granted on the basis thereof were, validly passed with due observance of the provisions of Dutch law and the Company’s articles of association as in force at the time, (ii) comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law and (iii) have not been and will not be amended, nullified, revoked, or declared null and void and any conditions and limitations contained therein have been or will have been complied with.

4.5	All resolutions required for the execution of the Amendment Deeds and the issue of the New Shares will have been validly passed.

4.6	At each time Existing Shares were issued, the Company’s authorised share capital was sufficient to allow for the issue of the relevant Existing Shares. The information in the Shareholders Register is complete, correct and up to date.

4.7	The Shares have been or will have been placed (geplaatst), validly accepted by the first holders thereof, issued and subscribed (genomen) and paid for in accordance with the deed of incorporation (including the Declaration), the articles of association of the Company in force at the time of issue and the Deeds and the Shares have not been cancelled (ingetrokken), repurchased (ingekocht), reduced (afgestempeld), split or combined (other than as set out in the Deeds).

4.8	The Existing Deeds are valid notarial deeds (authentieke akten), their contents are correct and complete, there were no defects in the issuance of the Shares or the execution of the Existing Deeds (other than appearing on the face thereof) by which such issuance or execution may be affected.

5	In our opinion:

5.1	The Existing Shares have been duly authorised and validly issued in accordance with Dutch law and are fully paid and are validly outstanding and non-assessable.

5.2	Upon valid execution of the Deeds of Issue by all parties thereto and upon payment in full of the subscription price for the New Shares in accordance with the Deeds of Issue and (except in the case of the Liquidation Preference Shares) the Underwriting Agreement, the New Shares will have been validly issued, fully paid and will be validly outstanding and non-assessable.

5.3	The statements in the Prospectus under the heading “Taxation – Certain Dutch Income Tax Considerations”, to the extent they are statements as to Dutch tax law (and not statements of fact, on which we do not opine) are correct in all material respects.

6	This opinion is subject to any matters not disclosed to us and to the following qualifications:

6.1	The term “non-assessable” has no equivalent legal term under Dutch law and for the purpose of this opinion, “non-assessable” means that a holder of a Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Share.

6.2	The Trade Register Extract and the confirmations referred to in paragraph 3 do not provide conclusive evidence that the information set out in the Trade Register Extract is correct or that the Company has not become the subject of an Insolvency Proceeding.

6.3	We do not express any opinion as to facts.

7	This opinion is an exhibit to the Registration Statement and may be relied upon in connection with the transactions to which the Registration Statement relates. We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

Schedule

1	A faxed copy of an extract from the trade register obtained from the chamber of commerce for Amsterdam (the “Chamber of Commerce”) regarding the Company dated 25 January 2011 (the “Trade Register Extract”).

2	A faxed copy of a notarial copy of the Company’s deed of incorporation dated 6 April 1998, of its deed of conversion from a private company with limited liability to a limited liability company dated 11 January 2000, and of its articles of association as most recently amended on 2 September 2009, all as obtained from and according to the Chamber of Commerce.

3	A print-out of an electronic copy of (i) a draft dated 11 January 2011 of a first deed of amendment of articles of association to the Company’s articles of association (reference number A12909554), (ii) a draft dated 11 January 2011 of a second deed of amendment of articles of association to the Company’s articles of association (reference number A12893389) and (iii) a draft dated 11 January 2011 of a third deed of amendment of articles of association to the Company’s articles of association (reference number A12893970) (collectively, the “Amendment Deeds”).

4	A print-out of an electronic copy of (i) each of the deeds of issue referred to in the Shareholders Register (as defined below) (the “Existing Deeds”), (ii) a draft dated 25 January 2011 of a private deed of issuance relating to the Subscription Shares (reference number A12862423), (iii) a draft dated 24 January 2011 of a private deed of issuance relating to the Split Shares (reference number A12925539), (iv) drafts dated 25 January 2011 of private deeds of issuance relating to the Option Shares (reference numbers A12938567 and A12975236) and (v) a draft dated 27 January 2011 of a private deed of issuance relating to the Liquidation Preference Shares (reference number A[•]) ((ii) through and inclusive (v) collectively, the “Deeds of Issue” and together with the Existing Deeds and the Amendment Deeds, the “Deeds”).

5	A print-out of an electronic copy of a declaration (bankverklaring) as referred to in Section 2:203a subsection 2 of the Dutch Civil Code (Burgerlijk Wetboek) drawn up by ING Bank N.V. and dated 11 March 1998 (the “Declaration”) and of an interim statement of the Company as referred to in Section 2:105 subsection 4 of the Dutch Civil Code dated 24 January 2011.

6	A print-out of an electronic copy of each of the minutes of meetings and written resolutions referred to in the Deeds (collectively, the “Resolutions”).

7	A print-out of an electronic copy of the minutes of a general meeting of holders of Preferred Shares and of a general meeting of shareholders of the Company, both held on 7 January 2011, referring to resolutions adopted by such general meetings in such meetings.

8	A print-out of an electronic copy of the minutes of a general meeting of holders of Preferred Shares and of a general meeting of shareholders of the Company, both held on 26 January 2011, referring to resolutions adopted by such general meetings in such meetings.

9	A photocopy of the Company’s shareholders register as most recently amended on 20 January 2011 (the “Shareholders Register”).

10	The form of the Underwriting Agreement as filed with the SEC on 24 January 2011.

11	A print-out of an electronic copy of the registration statement on Form F-1 (No. 333-171662) as publicly filed with the SEC on 12 January 2011 (the “Registration Statement”), including a prospectus relating to the Shares contained therein (the “Prospectus”).

References in this opinion to the “documents” are to any and all documents mentioned or referred to in this Schedule and includes the Shares, unless the context requires otherwise.